Exhibit 10.8

Personal & Confidential

Change in Control Agreement

for

Deere & Company

                     2008

Deere & Company
Change in Control Agreement

THIS AGREEMENT is made and entered into as of the     day of                  ,  2008, by and between Deere & Company (hereinafter referred to as the “Company”) and                   (hereinafter referred to as the “Executive”).

WHEREAS, the Board of Directors of the Company has approved the Company entering into change in control agreements with certain key executives of the Company;

WHEREAS, the Executive is a key executive of the Company;

WHEREAS, should the possibility of a Change in Control of the Company arise, the Board believes it is imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control; and

WHEREAS, should the possibility of a Change in Control arise, in addition to his regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate.

NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

Article 1. Establishment, Term, and Purpose

This Agreement will commence on the Effective Date and shall continue in effect for two (2) full years.  However, at the end of such two (2) year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Committee delivers written notice six (6) months prior to the end of such term, or extended term, to the Executive, that the Agreement will not be extended.  In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.  Provided, a notice that the Agreement will not be extended shall not be given within six (6) months following a Potential Change in Control, and provided further, that in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

Article 2. Definitions

Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

(a)         “Base Salary” means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

(b)         “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(c)         “Beneficiary” means the persons or entities deemed designated by the Executive pursuant to Section 10.2 herein.

(d)         “Board” means the Board of Directors of the Company.

(e)         “Bonus” means the greater of:  (a) the arithmetic mean of the bonuses paid to the Executive pursuant to the Performance Bonus Plan, or its successor plan as approved by the Committee, of the Company for the three complete fiscal years immediately preceding the Executive’s Effective Date of Termination; and (b) the target bonus amount for the Executive for the fiscal year in which the Effective Date of Termination occurs.  For purposes of this Agreement, the term “Bonus” shall not be deemed to include any payments made pursuant to the Company’s Mid-Term Incentive Plan, or its successor plan.

(f)          “Cause” means (a) the Executive’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from Disability or occurring after issuance by the Executive of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has willfully failed to substantially perform his duties, and after the Executive has failed to resume substantial performance of his duties on a continuous basis within thirty (30) calendar days of receiving such demand; (b) the Executive’s willfully engaging in conduct (other than conduct covered under (a) above) which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (c) the Executive’s having been convicted of a felony. For purposes of this subparagraph, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

(g)         “Change in Control” means a change in control of a nature that would be required to be reported in response to Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act  of 1934 (the “Exchange Act”) whether or not the Company is then subject to such reporting requirement, provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(i)          any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than a Participant or group of Participants, the Company or a subsidiary, any employee benefit plan of the Company including its trustee, or any corporation or similar entity which becomes the Beneficial Owner of securities of the Company in connection with a transaction excepted from the provisions of clause (iii) below) is or becomes the “beneficial owner” (as defined in Rule 13(d-3) under the Exchange Act), directly or indirectly, of securities of the Company (not including the securities beneficially owned or any securities acquired directly from the Company) representing thirty percent (30%) or more of the combined Voting Power of the Company’s then outstanding securities;

(ii)         the following individuals shall cease to constitute a majority of the Board:  individuals who on the Effective Date constitute the Board and any new director(s) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment or election or nomination for election was previously so approved but excluding, for this purpose, any such new director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii)        there is consummated a merger, consolidation or similar business combination transaction of the Company (including, for the avoidance of doubt, any business combination structured as a forward or reverse triangular merger involving any direct or indirect subsidiary of the Company) with any other company, other than a merger, consolidation or similar business combination transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined Voting Power of the voting securities of the

Company or such surviving entity or parent thereof outstanding immediately after such merger, consolidation or similar business combination transaction; or

    (iv)      the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(h)         “Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

(i)          “Committee” means the Board Committee on Compensation or any other committee appointed by the Board to perform the functions of the Compensation and Organization Committee.

(j)          “Company” means Deere & Company, a Delaware corporation, or any successor thereto as provided in Article 9 herein.

(k)         “Date of Termination Share Price” means the average of the high and low prices per share paid in transactions reported on the New York Stock Exchange Composite Tape at the Effective Date of Termination.

(l)          “Disability” means complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which the Executive was employed when such disability commenced.

(m)        “Effective Date” means the date of this Agreement set forth above.

(n)         “Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.

(o)         “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(p)         “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following:

(i)            The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including offices and reporting requirements) as an employee of the Company, or a reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities from the greater of (i) those in effect on the Effective Date; (ii) those in effect during the fiscal year immediately preceding the year of the Change in Control; or (iii) those in effect immediately preceding the Change in Control;

(ii)           The Company’s requiring the Executive to be based at a location which is at least fifty (50) miles further from the current primary residence than is such residence from the Company’s current headquarters, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business obligations as of the Effective Date;

(iii)          A reduction by the Company in the Executive’s Base Salary as in effect on the Effective Date or as the same shall be increased from time to time;

(iv)          A material reduction in the Executive’s level of participation in any of the Company’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates from the levels in place during the fiscal year immediately preceding the Change in Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be “Good

                Reason” if the Executive’s reduced level of participation in each such program remains substantially consistent with the average level of participation of other executives who have positions commensurate with the Executive’s position;

(v)           The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 9 herein; or

(vi)          Any termination of Executive’s employment by the Company that is not effected pursuant to a Notice of Termination.

              The existence of Good Reason shall not be affected by the Executive’s temporary incapacity due to physical or mental illness not constituting a Disability. The Executive’s Retirement shall constitute a waiver of the Executive’s rights with respect to any circumstance constituting Good Reason. The Executive’s continued employment shall not constitute a waiver of the Executive’s rights with respect to any circumstance constituting Good Reason.

(q)         “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(r)          “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as provided in Section 13(d).

          (s)     “Potential Change in Control” of the Company means the happening of any of the following:

(i)  the entering into an agreement by the Company, the consummation of which would result in a Change of Control of the Company as defined in paragraph (g) of this Article 2; or

(ii) the acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than a Participant or group of Participants, the Company or a subsidiary, or any employee benefit plan of the Company including its trustee) of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company’s outstanding securities and the adoption by the Board of Directors of a resolution to the effect that a Potential Change of Control of the Company has occurred for purposes of the Plan.

(t)          “Qualifying Termination” means any of the events described in Section 3.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

(u)         “SEC” means the United States Securities and Exchange Commission.

(v)         “Section 16 Grantee” means a person subject to potential liability with respect to equity securities of the Company under Section 16(b) of the Exchange Act.

(w)        “Severance Benefits” means the payment of severance compensation as provided in Section 3.3 herein.

(x)          “Stock” means common stock of the Company, par value $1.00 per share.

(y)         “Subsidiary” means any corporation or other entity of which ownership interests having ordinary Voting Power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

(z)          “Voting Power” of a corporation or other entity means the combined voting power of the then-outstanding voting securities of such corporation or other entity entitled to vote generally in the election of directors.

Article 3. Severance Benefits

3.1         Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 3.3 herein, if a Qualifying Termination of the Executive has occurred.

The Executive shall not be entitled to receive Severance Benefits if he or she is terminated for Cause, or if his employment with the Company ends due to death or Disability or due to a voluntary termination of employment by the Executive without Good Reason.

3.2         Qualifying Termination. The occurrence of any one or more of the following events shall trigger the payment of Severance Benefits to the Executive under this Agreement:

(a)         An involuntary termination of the Executive’s employment by the Company for reasons other than Cause within six (6) months preceding or within twenty-four (24) calendar months following a Change in Control of the Company; any such involuntary termination shall be pursuant to a Notice of Termination (specifying the Effective Date of Termination which shall be not less than five days from the date of the Notice of Termination) delivered to the Executive by the Company; or

(b)         A voluntary termination by the Executive for Good Reason within twenty-four (24) calendar months following a Change in Control of the Company pursuant to a Notice of Termination delivered to the Company by the Executive.

3.3         Description of Severance Benefits. In the event the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1 and 3.2 herein, the Company shall pay to the Executive and provide him or her with all of the following:

(a)         An amount equal to three times the sum of the Executive’s Base Salary in effect at the Effective Date of Termination (without regard to any decreases therein which constitute Good Reason) plus the Executive’s Bonus.

(b)         An amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, and earned but not taken vacation pay through the Effective Date of Termination.

(c)         An amount equal to the Executive’s Bonus multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365) less, in the case of an Executive who began employment with the Company after the beginning of the fiscal year, the number of days from the beginning of the fiscal year to the date the Executive commenced employment with the Company.

(d)                           A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three full years after the Effective Date of Termination. These benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive’s Effective Date of Termination. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner.

                                          The continuation of these welfare benefits shall be discontinued prior to the end of the three year period to the extent the Executive has available substantially similar benefits at a comparable cost from a subsequent employer, as determined by the Committee.

(e)                            In a single payment an amount in cash equal to the excess of (i) the Supplemental Retirement Benefit (as defined below) had (x) the Executive remained employed by the Company for an additional three complete years of age and credited service, (y) his or her annual compensation during such period been equal to his or her Base Salary and Bonus taken into account under Section 3.3(a) above; and (z) he or she been fully (100%) vested in his or her benefit under each defined benefit retirement plan in which the Executive was a participant, over (ii) the lump sum actuarial equivalent (calculated as set forth in Section 3.5 of the John Deere Supplemental Pension Benefit Plan) of the aggregate retirement benefit the Executive is actually entitled to receive under such defined benefit retirement plans.  For purposes of this subsection (e), the “Supplemental Retirement Benefit” shall mean the lump sum actuarial equivalent (calculated as set forth in Section 3.5 of the John Deere Supplemental Pension Benefit Plan) of the aggregate retirement benefit the Executive would have been entitled to receive under the Company’s supplemental and other defined benefit retirement plans.

(f)                              In a single payment, an amount in cash equal to three times the amount of the Company’s employer contributions made on behalf of the Executive under all defined contribution plans of the Company for the plan year immediately preceding the Effective Date of Termination (or, if higher, for the plan year immediately prior to the Change in Control).

Compensation which has been deferred under the Company’s deferred compensation plans, together with all interest that has been credited with respect to any such deferred compensation balances, shall be distributed pursuant to the terms of the applicable plan.

3.4         Termination for Disability. Following a Change in Control of the Company, if an Executive’s employment is terminated due to Disability, the Executive shall receive his Base Salary through the date of termination, at which point in time the Executive’s benefits shall be determined in accordance with the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect. In the event the Executive’s employment is terminated due to Disability, the Executive shall not be entitled to the Severance Benefits described in Section 3.3.

3.5         Termination for Death. Following a Change in Control of the Company, if the Executive’s employment is terminated by reason of his death, the Executive’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs of the Company then in effect. In the event the Executive’s employment is terminated by reason of his death, the Executive shall not be entitled to the Severance Benefits described in Section 3.3.

3.6         Termination for Cause, or Other Than for Good Reason. Following a Change in Control of the Company, if the Executive’s employment is terminated either (a) by the Company for Cause; or (b) by the Executive (other than for Good Reason or under circumstances giving rise to a Qualifying Termination described in Section 3.2(c) herein), the Company shall pay the Executive his full Base Salary and accrued vacation through the date of termination, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation and benefit plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

3.7         Notice of Termination. Any termination of employment by the Executive for Good Reason shall be communicated by a Notice of Termination.

Article 4. Form and Timing of Severance Benefits

4.1         Form and Timing of Severance Benefits. The Severance Benefits described in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(e) and 3.3(f)  herein shall be paid in cash to the Executive in a single lump sum as soon as practicable upon the expiration of 185 days following the Effective Date of Termination.

4.2         Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States federal taxes and any other state, city, or local taxes).

Article 5. Excise Tax Equalization Payment

5.1         Excise Tax Equalization Payment. In the event that the Executive becomes entitled to Severance Benefits or any other payment or benefit under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the “Total Payments”), if all or any part of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Total Payments paid to the Executive shall be reduced, such that the value of the aggregate payments that the Executive receives shall be one dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code, or which the Company may pay without loss of deduction under Section 280G(a) of the Code.

Notwithstanding the preceding paragraph, the Company shall pay to the Executive in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any federal, state, and local income and employment tax, penalties, interest, and Excise Tax upon the Gross-Up Payment provided for by this Section 5.1 (including FICA and FUTA), shall be equal to the Total Payments, if and only if such Gross-Up Payment would enable the Executive to receive an amount which would exceed by at least ten percent (10%) the Total of Payments reduced as described in the preceding paragraph.  Any such payment shall be made by the Company to the Executive as soon as practical following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

                                                5.2   Tax Computation. All calculations done pursuant to subsection 5.1, shall be made and determined by the auditing firm which served as the Company’s independent auditors immediately prior to the Change in Control.

For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Effective Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

The Executive shall notify the Company immediately of the assertion by any taxing authority of any underpayment of tax.  The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments and in resolving any dispute with any taxing authority regarding any asserted underpayment of Excise Tax.

5.3         Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under Section 5.2 herein so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as determined by the Committee.

In the event the Internal Revenue Service adjusts the computation of the Company under Section 5.2 herein so that the Executive is not required to submit the full Gross-Up Payment, the Executive shall repay to the Company such portion of the Gross-Up Payment as shall exceed the amount of federal, state, and local taxes actually determined to be owed. Such repayment shall be made within twenty (20) days of the date the actual refund or credit of such portion has been made to Executive and that Executive shall pay the Company such interest received or credited to Executive by such tax authority for the period it held such portion.

Article 6. The Company’s Payment Obligation

6.1         Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Except as provided in Section 5.3 above, each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

Notwithstanding anything else herein to the contrary, however, if the Company (or any subsidiary or affiliate of the Company) is obligated by law to pay to the Executive severance pay, a termination indemnity, notice pay, or the like, or is obligated by law to provide to the Executive advance notice of separation (“Notice Period”), then any Severance Benefits hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 3.3(d) herein.

6.2         Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder. However, nothing herein contained shall require or be deemed to prohibit the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

Article 7. Covenants of the Executive

7.1         Disclosure of Information. The Executive recognizes that he or she has access to and knowledge of certain confidential and proprietary information of the Company which is essential to the performance of his or her duties as an employee of the Company. The Executive will not, during or after the term of his or her employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he or she make use of any such information for their own purposes.

7.2         Covenants Regarding Other Employees. During the term of this Agreement, and for a period of two (2) years following the payment of Severance Benefits under this Agreement, the Executive agrees not to:

(a)                            attempt to induce any employee of the Company to (i) terminate his or her employment with the Company, or (ii) accept employment with any competitor of the Company; or

(b)         interfere in a similar manner with the business of the Company.

Article 8. Legal Remedies

8.1         Payment of Legal Fees. To the extent permitted by law, the Company shall pay all reasonable legal fees, costs of litigation or arbitration, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of:

(a)                            the Company’s refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or

(b)                           the Company’s contesting the validity, enforceability, or interpretation of this Agreement, or

(c)         any conflict between the parties pertaining to this Agreement.

8.2         Arbitration. Any dispute or controversy arising under or in connection with this Agreement may, at the sole election of the Executive, be settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his employment with the Company, in accordance with the rules of the American Arbitration Association then in effect.

Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

Article 9. Successors and Assignment

9.1         Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, a similar business combination transaction or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. The date on which any such succession becomes effective shall be deemed to be the date of the Change in Control.

9.2         Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 10. Miscellaneous

10.1       Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and may be terminated by either the Executive or the Company at any time, subject to applicable law.

For purposes of this Agreement, the employment of the Executive by a Subsidiary of the Company shall be deemed to be employment by the Company.

10.2       Beneficiaries. The primary and/or contingent beneficiaries designated by the Executive pursuant to Company-provided life insurance benefits shall be the persons or entities who or which are the Beneficiaries of any Severance Benefits owing to the Executive under this Agreement.

10.3       Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

10.4               Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors, Notwithstanding the preceding sentence, the Company shall have the unilateral right to amend or modify this Agreement to the extent that the Company’s Vice President, Human Resources, determines such action to be necessary or advisable to avoid the imposition on the Executive of an additional tax or interest under Section 409A of the Code.  Any determinations of the Company’s Vice President, Human Resources, pursuant to the preceding sentence shall be final, conclusive and binding on all parties.

10.5       Applicable Law.  TO THE EXTENT NOT PREEMPTED BY THE LAWS OF THE UNITED STATES OR ANY OTHER LAW MANDATORILY APPLYING TO THE EXECUTIVE’S EMPLOYMENT, THE LAWS OF THE STATE OF ILLINOIS SHALL BE THE CONTROLLING LAW IN ALL MATTERS RELATING TO THIS AGREEMENT.

10.6       Effect on Prior Agreements.  By signing this Agreement, the Executive and the Company acknowledge that:  (a) this Agreement supersedes all prior written or oral agreements between them, including, but not limited to, any Severance Protection Agreement which the parties may have entered into; and (b) as of the Effective Date, any and all such prior agreements are null and void.

 IN WITNESS WHEREOF, the parties have executed this Agreement on this     day of                        2008.

DEERE & COMPANY		EXECUTIVE:

By:
James R. Jenkins

Its:	Senior Vice President &
General Counsel

Attest:
John H. Leinart